Exhibit (e) (2)

INTERESTS OF CERTAIN PERSONS IN THE MERGERS; CERTAIN IBP BENEFIT PLANS; AND CONTINUED OWNERSHIP OF IBP AFTER THE MERGER

      GENERAL

      In considering the recommendation of the special committee and the board of directors, you should be aware that certain of IBP's officers and directors have interests in the merger or have certain relationships, including those referred to below, that present actual or potential, or the appearance of actual or potential, conflicts of interest in connection with the merger. The special committee and the board of directors were aware of these actual or potential conflicts of interest and considered them along with other matters described under "--Recommendation of the Special Committee and the Board of Directors; Purpose and Reasons for the Merger."

      CONTINUING OWNERSHIP

      Immediately prior to the merger, Robert L. Peterson, Richard L. Bond and certain other members of IBP management are expected to acquire shares of Rawhide Holdings common stock both for cash and in exchange for shares of IBP common stock valued at $22.25 per share.

      It is contemplated that certain management and officers of IBP and its subsidiaries will be offered the opportunity to retain all or a portion of their interest in IBP after the merger becomes effective. Just before the merger becomes effective, such management and officers who so elect are expected to exchange a portion of their shares of IBP common stock valued at $22.25 per share for newly authorized shares of Rawhide Holdings common stock. The process of exchanging some of their shares of IBP common stock for Rawhide Holdings shares would allow them to retain an equity interest through the merger without suffering adverse tax consequences.

      Robert L. Peterson currently intends to exchange $2,500,000 in cash and 467,200 shares of IBP common stock he already owns for Rawhide Holdings common stock. Richard L. Bond currently intends to exchange $1,500,000 in cash and 8,350 shares of IBP common stock he already owns for Rawhide Holdings common stock.

      In addition, following the merger, it is contemplated that equity plans and other incentives relating to IBP's equity securities will be made available to some of IBP's employees (including the members of IBP management referred to above). It is contemplated that the equity plans will involve the opportunity to invest directly in the common stock of Rawhide Holdings and the availability of non-recourse loans to participating employees.

      MANAGEMENT INVESTMENT PROGRAM

      Rawhide Holdings expects to adopt a program under which members of management may purchase up to a total of 8% of the common stock of Rawhide Holdings (excluding warrants and options) at $22.25 per share. It is contemplated that non-recourse loans to purchase a portion of the common stock available for purchase under this program will be made available to members of management. The opportunity to purchase shares under the management investment program will be allocated among members of management by Robert L. Peterson, subject to the reasonable approval of DLJMB.

      NEW OPTION PLAN

      Rawhide Holdings expects to adopt a new option plan, to take effect as of the effective time of the merger, under which options to purchase up to a total of 10% of the common stock of Rawhide Holdings (excluding warrants and options) will be available for award to members of management at $22.25 per share. Of the options to be awarded under the plan, 60% will vest based on the lapse of time, at the fifth anniversary of the effective time of the merger (or, if sooner, upon a change in control), provided the optionee remains an employee as of that date. The remaining 40% of options available for award under the plan will vest based on achievement of specified EBITDA targets for the five fiscal years after the effective time of the merger. Options under the new option plan will be allocated by Robert L. Peterson, subject to the reasonable approval of DLJMB.

      TREATMENT OF EXISTING OPTIONS, PHANTOM EQUITY PROGRAM

      Certain directors, officers and employees have previously received options to acquire shares of IBP common stock under various IBP stock plans. At the effective time of the merger, all outstanding options will be cancelled. In general, each option with an exercise price of less than $22.25 held by such individuals will be cashed out at the effective time of the merger, in the amount of the difference between $22.25 and the exercise price of the option, multiplied by the number of shares to which the option relates. No payment will be made with respect to any option with an exercise price greater than or equal to $22.25. Certain members of management are expected to be given the opportunity, in advance of the effective time of the merger, to waive the right to this cash payment and to elect instead to convert that right into "phantom" shares of common stock, as further described below.

      The table below shows the number of options currently held by each of IBP's executive officers and directors, and all other individuals as a group, and the amounts to be paid to these individuals at the effective time of the merger in exchange for cancellation of these options, assuming none of such individuals elected to convert their right to receive those amounts into phantom shares of common stock.

NAME                                                OUTSTANDING       PAYMENT AT
                                                       OPTIONS*   EFFECTIVE TIME
                                                    -----------   --------------

INDEPENDENT DIRECTORS:
   John S. Chalsty..............................          6,500       $45,531.00
   Wendy L. Gramm...............................          6,500       $43,281.25
   John Jacobson, Jr............................          2,500        $5,781.25
   Martin A. Massengale.........................          3,000        $4,531.25
   Michael L. Sanem.............................          2,500        $5,781.25
   Jo Ann R. Smith..............................          4,300       $19,131.25
EXECUTIVE OFFICERS:
   Richard L Bond...............................        218,020    $1,155,155.00
   Randy Devening...............................         22,000      $110,250.00

   Craig J. Hart................................         32,890      $148,732.50
   Eugene D. Leman..............................        145,200      $866,987.50
   Robert L. Peterson...........................        420,000    $2,608,125.00
   Larry Shipley................................         87,660      $352,620.00
ALL OTHER INDIVIDUALS AS A GROUP................      4,025,714   $19,920,921.63
* INCLUDES BOTH IN AND OUT OF THE MONEY OPTIONS


      The actual amounts to be paid to these persons will be reduced by any applicable federal and state income and payroll tax withholding.

      Certain members of IBP's senior management team to be designated by Robert
L. Peterson are expected to be offered an irrevocable election to either receive the cash-out of their option values as described above, or instead to convert the right to that cash-out into "phantom" common shares. If a member of management makes this election, he or she will be awarded a number of phantom shares with a value equal to the cash amount to which he would have been entitled in connection with his or her options, as described above. Each phantom share will represent an unfunded, contractual obligation on the part of Rawhide Holdings to issue the holder a common share at the earlier of the fifth anniversary of the effective time of the merger, in limited circumstances on the holder's termination of employment, or an initial public offering. Each phantom share will be immediately fully vested upon the date of grant.

      TREATMENT OF EXISTING RESTRICTED SHARES

      Certain officers and employees have received restricted shares of IBP common stock under various IBP stock plans. Vesting of all restricted shares will accelerate upon the effective time of the merger and, unless they elect otherwise as described below, the holders will receive merger consideration on the same basis as all other shareholders of IBR. If the holder of restricted shares so elects, the merger consideration to which he or she would otherwise be entitled will not be paid at the effective time of the merger, but will instead be deferred under the terms of IBP's Retirement Income Plan, a nonqualified deferred compensation arrangement.

      PUT AND CALL RIGHTS

      It is contemplated that members of management will have the right to sell, or "put," their shares of Rawhide Holdings common stock to Rawhide Holdings upon termination of employment under certain circumstances. For example, upon an executive's death or disability or retirement on or after the later of his or her 65th birthday and the sixth anniversary of the effective time of the merger, the executive (or his or her estate) may sell all shares purchased under the management investment program and new option plan described above to Rawhide Holdings at fair market value. Members of management also have the right to put (and, in some cases, Rawhide Holdings has the right to call) their shares upon termination of employment for other reasons. The existence of these rights, and the prices at which they may be exercised, depend upon the plan or program under which the shares were acquired and the circumstances of termination of employment.

      EMPLOYMENT AGREEMENTS

      It is contemplated that Rawhide Acquisition will enter into employment agreements with Robert L. Peterson and Richard L Bond, which will become effective upon the completion of the merger.

      Mr. Peterson's new employment agreement is expected to have a term of five years, during the first two years of which he will serve as Chief Executive Officer and receive annual salary of $1 million, and during the last three years of which he will serve as Chairman of the board of directors of Rawhide Holdings and receive annual salary of $500,000, adjusted for inflation. The agreement is also expected to provide for a one-time grant to Mr. Peterson, as of the effective time of the merger, of restricted common stock of Rawhide Holdings with a value of $21 million (valued at $22.25 per share). This restricted stock will vest as to 20% per year over the five-year period beginning on the effective time of the merger. In addition, Mr. Peterson will be eligible for awards under the new option plan described above, and for annual bonuses at the discretion of the board of directors of Rawhide Holdings. The agreement is expected to provide that if Mr. Peterson is involuntarily terminated without "cause", voluntarily terminates for "good reason," as those terms are defined in the agreement, or dies or becomes disabled, he will receive a lump sum payment equal to five times his annual base salary for the prior calendar year and full vesting of restricted stock and any unvested time-vesting options. "Good reason" will be defined to include the failure by the board of directors of Rawhide Holdings to follow Mr. Peterson's good faith recommendation as to two or more significant policy decisions during the term of his agreement.

      Mr. Bond's new employment agreement is expected to be similar to Mr. Peterson's, except that:

      - during the first two years of the agreement's term Mr. Bond will serve as Chief Operating Officer, and during the last three years he will serve as Chief Executive Officer;

      - Mr. Bond will receive an annual salary of $800,000 during the first year of the agreement's term, $900,000 during the second year, and $1 million, adjusted for inflation, during the remaining three years;

      - Mr. Bond will receive a minimum annual bonus of 0.3% of the surviving corporation's operating earnings (as adjusted consistent with his current bonus plan) during the first year of the agreement's term, 0.4% during the second year, and 0.5% during each of the remaining three years;

      -     Mr. Bond is not entitled to an award of restricted stock; and

      - the definition of "good reason" under Mr. Bond's agreement does not include the board's failure to follow recommendations by Mr. Peterson, but does include enhanced protection against demotion or reduction in Mr. Bond's responsibilities following a departure by Mr. Peterson for good reason.

      The following table illustrates the amount of the lump sum payments that Messrs. Peterson and Bond would be entitled to receive under the agreements described above if their employment were terminated within six months after the effective date of the merger:

                                                                    AMOUNT OF
             EXECUTIVE                                               PAYMENT
             ---------                                               -------
             Robert L. Peterson..............................     $5.0 million
             Richard L. Bond.................................     $4.0 million


      OTHER SEVERANCE AGREEMENTS

      Rawhide Acquisition is also expected to enter into severance agreements with four other executives, to be designated by Mr. Peterson. These agreements will provide for benefits upon termination similar to the severance benefits provided under Mr. Bond's employment agreement, as described above, except that the cash lump sum to be paid upon termination of employment will be equal to two times the executive's annual base salary.

      OTHER BENEFIT AGREEMENTS

      It is contemplated that a transaction bonus pool totaling $6 million will be made available for allocation among the members of management immediately after the effective time of the merger. Awards from the bonus pool will be allocated by Mr. Peterson, subject to the reasonable approval of DLJMB.

      In addition, for a period of at least five years following the effective time of the merger, Rawhide Holdings has agreed to maintain employee benefits and cash compensation providing substantially comparable value, in the aggregate, to the employee benefits and cash compensation currently provided by IBP to its employees. During the 30-month period beginning at the effective time of the merger, the Chief Executive Officer of Rawhide Holdings will have the right to direct that its Retirement Income Plan, a nonqualified deferred compensation arrangement, be terminated and the benefits under the plan immediately distributed.

      OTHER EMPLOYMENT ARRANGEMENTS

      The merger agreement provides that, for a period of at least one year following the effective time of the merger, Rawhide Holdings will cause IBP and its subsidiaries to provide benefits to their respective employees (other than those represented for purposes of collective bargaining) which will, in the aggregate, be comparable to those currently provided by IBP and its subsidiaries to its employees (other than any stock option or other equity based incentive plan currently provided by IBP).

      INDEMNIFICATION AND INSURANCE

      Pursuant to the merger agreement, for six years after the closing date of the merger, Rawhide Holdings will cause the surviving corporation to indemnify and hold harmless IBP's present and former officers and directors for acts or omissions occurring before the close of the merger to the extent provided under IBP's articles of incorporation and by-laws in effect as of the date of the merger agreement. For six years after the close of the merger, Rawhide Holdings will cause the surviving corporation to provide officers' and directors' liability insurance for acts or omissions occurring before the close of the merger covering each such person currently covered by IBP's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on October 1, 2000; provided, that if the cost of such insurance on a per annum basis exceeds 200% of the amount per annum IBP paid in its last fiscal year, then Rawhide Holdings will cause the surviving corporation to provide only such coverage as is available at a cost of 200% of such amount.

TRANSACTIONS IMMEDIATELY PRIOR TO THE MERGER

      Immediately prior to the merger:

      - DLJMB will purchase some of the shares of IBP common stock owned by ADM, Booth Creek and Jeffrey J. Joyce for $22.25 per share.

      - ADM, Booth Creek and Jeffrey J. Joyce will acquire shares of Rawhide Holdings common stock in exchange for their remaining shares of IBP common stock valued at $22.25 per share, and may also acquire senior discount debentures of Rawhide Holdings and warrants to acquire Rawhide Holdings common stock for cash.

      - DLJMB will purchase shares of Rawhide Holdings common stock, senior discount debentures of Rawhide Holdings and warrants to acquire Rawhide Holdings common stock. The purchase price will be payable in cash and in shares of IBP common stock valued at $22.25 per share.

      - Robert L. Peterson, Richard L. Bond and certain other members of IBP management will acquire shares of Rawhide Holdings common stock. The purchase price will be payable in cash and in shares of IBP common stock valued at $22.25 per share.

CONSEQUENCES OF THE MERGER

      Pursuant to the merger agreement, following approval of the merger proposal and subject to the fulfillment or waiver of certain conditions, Rawhide Acquisition will be merged with IBP, and IBP will continue as the surviving company in the merger and a wholly-owned subsidiary of Rawhide Holdings. As a result of the merger, you will be entitled to receive $22.25 in cash for each of your shares of IBP common stock outstanding at the time of the merger, shares of IBP common stock held by Rawhide Holdings will be cancelled and each share of common stock of Rawhide Acquisition will be converted into one share of common stock of IBP, the surviving corporation.

      Following the merger, IBP's shareholders (excluding ADM, Booth Creek and Jeffrey J. Joyce, as well as Robert L. Peterson, Richard L. Bond and certain other members of IBP management) will cease to participate in IBP's future earnings or growth or benefit from any increases, if any, in the value of IBP stock. As a result of the merger, approximately 61.3% of

Rawhide Holdings common stock outstanding immediately after the merger will be owned by DLJMB, 24.5% by ADM, 4.4% by Booth Creek and Jeffrey J. Joyce, and 9.8% by Robert L. Peterson, Richard L. Bond and certain other members of IBP management.

      IBP's common stock will be delisted from the New York Stock Exchange and will not be eligible for listing or trading on any exchange. IBP common stock is currently registered under the Securities Exchange Act of 1934. Following the merger, registration of IBP common stock under the Exchange Act will be terminated, and, other than as a result of IBP issuing any registered indebtedness, IBP will be relieved of the obligation to comply with the public reporting requirements of the Exchange Act.

      At the effective time of the merger, options to purchase common stock under IBP's stock option plans will be cancelled, and the holders of such options will have the right to receive an amount of cash equal to $22.25 less the per share exercise price of that option, with all "out of the money" options terminated. See "Special Factors--Interests of Certain Persons in the Merger; Certain Company Benefit Plans; and Continued Ownership of IBP."

      The Certificate of Incorporation of IBP in effect immediately before the merger will remain IBP's Certificate of Incorporation immediately after the merger; however, the bylaws of Rawhide Holdings will be the bylaws of IBP immediately after the merger, in each case until amended in accordance with applicable law.

      IBP's executive officers immediately before the merger will remain as IBP's executive officers immediately after the merger. Rawhide Acquisition's directors immediately prior to the merger will become IBP's directors immediately after the merger.

PLANS FOR IBP AFTER THE MERGER

      EXTRAORDINARY CORPORATE TRANSACTIONS

      Except as described in this proxy statement, IBP has not, and IBP has been advised by Rawhide Holdings and DLJMB that they have not, approved any:

      - specific plans or proposals for any extraordinary corporate transaction involving IBP, as the surviving company after the completion of the merger;

      - sale or transfer of a material amount of assets currently held by IBP after the completion of the merger; or

      - specific plans or arrangements regarding the repayment of the financing of the merger consideration, except that DLJMB may reduce its equity participation in IBP to the extent of (i) any equity participation by employees following the completion of the merger or
            (ii) any equity participation by one or more institutional co-investors.

      MANAGEMENT

      IBP has been advised by Rawhide Holdings and DLJMB that it intends to retain IBP's senior management in comparable positions after the merger. Rawhide Acquisition will enter into employment agreements which will become effective upon the completion of the merger. See "--Interests of Certain Persons in the Merger; Certain IBP Benefit Plans; and Continued Ownership of IBP After the Merger." It is contemplated that after the merger, the board of directors of Rawhide Holdings will consist of nine members, including Robert L. Peterson and Richard L. Bond. The remaining directors of Rawhide Holdings will include five individuals to be designated by DLJMB, one individual to be designated by Booth Creek, and one individual to be designated by ADM.

      SHARE OWNERSHIP

      IBP has been advised by DLJMB that after the merger it intends to hold its shares of capital stock of IBP (through Rawhide Holdings) for long-term investment.

      CAPITALIZATION

      The equity capitalization of the surviving company following the merger is expected to consist of common stock, 100% of which will be owned by Rawhide Holdings. The equity capitalization of Rawhide Holdings following the merger is expected to consist of a single class of common stock and warrants to acquire common stock.

      RIGHT TO CHANGE PLANS

      Although DLJMB believes it is unlikely, it reserves the right to change its plans at any time. Accordingly, DLJMB may elect to sell, transfer or otherwise dispose of all or any portion of the shares of capital stock owned by it after the merger or may decide that the surviving company should sell, transfer or otherwise dispose of all or any portion of its assets in each case to one or more of its affiliates or to any other parties as warranted by future conditions. Although each of Rawhide Holdings and DLJMB believes it is unlikely, they reserve the right to make whatever personnel changes to the present management of IBP they deem necessary after completion of the merger.

                              THE MERGER AGREEMENT

      On October 1, 2000, IBP entered into the merger agreement with Rawhide Holdings and Rawhide Acquisition. The following is a summary of the material provisions of the merger agreement. Because it is a summary, it does not include all of the information that is included in the merger agreement. The text of the merger agreement, which is attached as Appendix A to this proxy statement, is incorporated into this section by reference. We encourage you to read the merger agreement carefully in its entirety.

THE MERGER

      Upon effectiveness of the merger, Rawhide Acquisition will be merged with IBP, and IBP will continue as the surviving company and a wholly-owned subsidiary of Rawhide Holdings. In connection with the merger, you will be entitled to receive $22.25 in cash for each of your shares of IBP common stock outstanding at the time of the merger.

      As the surviving company after the merger, IBP will have all the property, rights and powers of both Rawhide Acquisition and IBP before the merger, and it will be liable for all of the debts, liabilities and obligations of both Rawhide Acquisition and IBP before the merger. After the merger, the separate corporate existence of Rawhide Acquisition will cease.

TIME OF CLOSING

      The merger will close as soon as possible after satisfaction or waiver of the conditions to the merger. To complete the merger, Rawhide Acquisition and IBP will file a certificate of merger with the Secretary of State of the State of Delaware.

EXCHANGE AND PAYMENT PROCEDURES

      IBP will appoint an exchange agent to handle the exchange of its share certificates in the merger for cash. Soon after the merger becomes effective, the exchange agent will mail to you a letter of transmittal and instructions explaining how to exchange your share certificates for cash. Upon surrender to the exchange agent of a valid share certificate and a properly completed letter of transmittal, along with such other documents as the exchange agent may reasonably require, you will be entitled to receive $22.25 in cash per share. Until surrendered in this manner, each share certificate will represent only the right to receive the merger consideration.

      You should not send your stock certificates now. You should send them only after you receive a letter of transmittal from the exchange agent. A letter of transmittal will be mailed to you soon after the merger becomes effective.

      Any merger consideration made available to the exchange agent that remains unclaimed by IBP shareholders for six months after the time the merger becomes effective will be returned to IBP, as the surviving company after the merger, and any IBP shareholders who have not by that time made an exchange must then look to the surviving company for payment of their claim for merger consideration. Amounts unclaimed after two years will be kept by IBP, subject to state unclaimed property laws.

TRANSFERS OF SHARES

      No transfers of shares of IBP common stock will be made on IBP share transfer books after the merger becomes effective.

TREATMENT OF STOCK OPTIONS

      At the time the merger becomes effective, the merger agreement provides that all outstanding options to purchase shares of IBP common stock, including options exercisable for more than $22.25 per share, will be cancelled. In exchange, optionholders will receive, whether or not their options have vested, an amount determined by multiplying (1) the excess, if any, of $22.25 over the exercise price per share of the option by (2) the number of shares subject to the option.

REPRESENTATIONS AND WARRANTIES

      In the merger agreement, IBP has represented and warranted certain matters to Rawhide Holdings. These include representations and warranties relating to:

      -     its organization, standing and similar corporate matters;

      -     its authorization to enter into the merger agreement;

      -     regulatory consents;

      -     non-contravention of its agreements;

      -     its capital structure;

      -     its subsidiaries;

      -     the accuracy of its SEC filings;

      -     its financial statements;

      -     the accuracy of information contained in this proxy statement;

      - the absence of certain changes or events since the date of its most recent annual financial statements filed with the SEC;

      -     the absence of material undisclosed liabilities;

      -     the absence of pending or threatened material litigation;

      -     filing of tax returns and payment of taxes;

      -     existence of benefit plans and employment matters;

      -     compliance with applicable laws;

      -     possession of required material permits;

      -     ownership of or rights to use its intellectual property;

      -     environmental liabilities and compliance with environmental laws;

      -     finders' fees and expenses;

      -     the inapplicability of certain restrictions of Delaware law; and

      -     the absence of a shareholder rights plan.

      The merger agreement also contains representations and warranties of Rawhide Holdings relating to, among other things:

      -     its organization, standing and similar corporate matters;

      -     its authorization to enter into the merger agreement;

      -     non-contravention of its agreements;

      - the accuracy of information supplied by Rawhide Holdings in connection with this proxy statement;

      -     finders' fees and expenses;

      -     financing commitments in connection with the merger;

      -     ownership of shares of IBP common stock;

      - the proposed equity commitment of the proposed shareholders of Rawhide Holdings; and

      - agreements between Rawhide Holdings, Rawhide Acquisition or DLJMB, on the one hand, and any director, officer, employee or stockholder of IBP, on the other hand.

      The representations and warranties in the merger agreement do not survive the closing of the merger or termination of the merger agreement.

COVENANTS OF IBP

      IBP has undertaken certain covenants in the merger agreement. The following summarizes the more significant of these covenants:

      INTERIM CONDUCT OF IBPS BUSINESS

      From October 1, 2000 until the merger becomes effective, IBP has agreed to conduct its businesses in the ordinary course and consistent with past practice. IBP has also agreed to use its reasonable best efforts to preserve its business and relationships with third parties and employees.

      IBP has also agreed to certain specific restrictions during this period, which are subject to the exceptions described in the merger agreement. These include restrictions on:

      -     amending its organizational documents;

      -     making significant acquisitions, disposals and investments;

      -     incurring significant debt;

      -     making significant loans;

      -     making significant capital expenditures;

      - splitting, combining or reclassifying its stock or declaring dividends;

      - adopting new employee compensation arrangements or materially increasing employee compensation or benefits;

      -     approving any new labor agreements;

      -     paying unusual claims; and

      - changing its tax elections or settling any material income tax liability.

                IBP has also agreed not to commit to do any of these things.

      NO SOLICITATION

      IBP and its subsidiaries and its officers, directors, employees and advisors have agreed not to take action to solicit, initiate, encourage or facilitate the making of any acquisition proposal. An acquisition proposal means any offer or proposal for, or any indication of interest in, any acquisition or purchase of securities representing more than 50% of IBP's voting power, or a substantial portion of its assets, or any merger, reorganization, consolidation, share exchange, business combination or similar transaction involving IBP or its subsidiaries.

                Restricted actions include:

      - soliciting or encouraging the submission of any acquisition proposal or agreeing to endorse any acquisition proposal;

      - engaging in discussions or negotiations with any potential bidder, or disclosing non-public information relating to IBP or its subsidiaries; or

      - granting any waiver or release under any standstill or similar agreement with respect to any of IBP's equity securities.

      However, if IBP receives an unsolicited acquisition proposal which IBP's board of directors determines in good faith is reasonably likely to be superior to the merger, and IBP delivers prior written notice to Rawhide Holdings, IBP may:

      - furnish non-public information pursuant to a confidentiality agreement to the offeror;

      -     engage in discussions or negotiations with the offeror; and

      - Withdraw or modify the recommendation of IBP's board of directors contained in this proxy statement.

      COVENANTS RELATING TO THE SPECIAL MEETING AND PROXY MATERIALS

      IBP has agreed to call a special meeting to vote on the merger agreement and the merger. IBP has also agreed that its directors will recommend approval and adoption of the merger agreement and the merger by IBP's shareholders and that they will not withdraw their recommendation. This obligation is subject to IBP's rights discussed above.

      The merger agreement provides that IBP must prepare and mail this proxy statement quickly, use its reasonable best efforts to obtain shareholder approval for the merger and related matters and comply with all legal requirements at the special meeting.

      CERTAIN OTHER COVENANTS

      IBP has agreed that before the merger becomes effective it will provide evidence to Rawhide Holdings that, except as requested by Rawhide Holdings, IBP's current directors will resign when the merger becomes effective.

COVENANTS OF RAWHIDE HOLDINGS

      Rawhide Holdings has also undertaken certain covenants in the merger agreement. The following summarizes the more significant of these covenants.

      SEC FILINGS

      Rawhide Holdings has agreed to file a transaction statement with the SEC relating to the merger, as required by the SEC's Rule 13e-3 under the Securities Exchange Act of 1934. The information included in this proxy statement is intended to comply with Rule 13e-3.

      CERTAIN EMPLOYEE MATTERS

      Rawhide Holdings has also agreed that for at least one year from the time of the merger, it will cause IBP, as the surviving company of the merger, and IBP's subsidiaries to provide benefits to its employees (other than those represented for purposes of collective bargaining) comparable to those currently provided by IBP and its subsidiaries. This does not apply to any stock option or other equity based incentive plan currently provided by IBP.

      INDEMNIFICATION AND INSURANCE OF IBP'S DIRECTORS AND OFFICERS

      Rawhide Holdings has also agreed to cause IBP, as the surviving company after the merger, to indemnify its present and former officers and directors against matters occurring before the merger became effective. This obligation lasts for a period of six years after the close of the merger. Rawhide Holdings has also agreed that for six years after the closing date of the merger, it will cause IBP, as the surviving company, to use its best efforts to provide officers' and directors' liability insurance for each person currently covered by IBP's officers' and directors' liability insurance policy on terms no less favorable than IBP's current policy. However, if the cost of such insurance on a per annum basis exceeds 200% of the amount per annum IBP paid in its last fiscal year, then Rawhide Holdings will cause IBP, as the surviving company, to provide only such coverage as is available at the cost of 200% of such amount.

      FINANCING

      Rawhide Holdings has also agreed to use its reasonable best efforts to obtain the financing required to complete the merger.

      ACQUISITIONS OF IBP COMMON STOCK

      Rawhide Holdings also agreed that neither it nor Rawhide Acquisition will acquire any shares of IBP common stock prior to the closing of the merger, other than any acquisitions from ADM, Booth Creek or Jeffrey J. Joyce.

ADDITIONAL AGREEMENTS

      Both parties to the merger agreement have agreed to use their reasonable best efforts to do or cause to be done anything necessary or advisable to consummate the merger and related transactions. The parties have also agreed to cooperate with each other in relation to certain matters, including making the necessary SEC filings, obtaining regulatory and other consents and making public announcements.

CONDITIONS

      MUTUAL CLOSING CONDITIONS

      Both parties' obligations to consummate the merger are subject to the satisfaction or, if legally permissible, waiver at or before the time the merger becomes effective of the following conditions:

      -     the approval by IBP shareholders of the merger proposal;

      -     the expiration of the HSR Act waiting period;

      - the absence of any legal prohibition preventing completion of the merger; and

      - the receipt of approvals of any governmental body in relation to the merger.

      ADDITIONAL CLOSING CONDITIONS FOR RAWHIDE HOLDINGS' AND RAWHIDE ACQUISITION'S BENEFIT

      Rawhide Holdings' and Rawhide Acquisition's obligations to complete the merger are subject to the following additional conditions:

      - the material performance by IBP of its obligations under the merger agreement;

      - IBP's representations and warranties being accurate as of the closing date of the merger to the extent specified in the merger agreement;

      - there being no proceeding by any governmental body, among other things, challenging, delaying or prohibiting the merger or requiring IBP, as the surviving company after the merger, to dispose of a material portion of its assets;

      - the receipt by Rawhide Holdings of documents relating to IBP's standing and authority to enter into the merger agreement;

      - the availability to Rawhide Holdings and Rawhide Acquisition of sufficient funds to complete the merger;

      - the holders of no more than 5% of outstanding IBP common stock exercising their dissenters' rights;

      - IBP's total net indebtedness not being more than $1.5 billion at closing; and

      - IBP shall not have revalued any of its assets if the effect of such revaluation would reasonably be expected to be a material adverse effect on IBP.

      ADDITIONAL CLOSING CONDITIONS FOR IBPS BENEFIT

      IBP's obligation to complete the merger is subject to the following additional conditions:

      - Rawhide Holdings' and Rawhide Acquisition's material performance of their obligations under the merger agreement;

      - Rawhide Holdings' representations and warranties being accurate as of the closing date of the merger to the extent specified in the merger agreement;

      - the board of directors receiving advice that when the merger becomes effective, IBP, as the surviving company, will not become insolvent, will not be left with unreasonably small capital, will not have incurred debts beyond its ability to pay such debts as they mature and its capital will not become impaired; and

      - the merger agreement must be approved by the holders of a majority of the shares of IBP common stock voting at the special meeting, other than shares owned beneficially by ADM, Booth Creek, Jeffrey J. Joyce, Robert L. Peterson or Richard L. Bond, or any of their affiliates.

      This last condition may be waived by IBP, provided that it gives written notice of such waiver to the stockholders at least 10 business days prior to the special meeting.

TERMINATION OF THE MERGER AGREEMENT

      RIGHT TO TERMINATE

      The merger agreement may be terminated at any time before the closing in any of the following ways:

            (a)   by mutual written consent of IBP and Rawhide Holdings;

            (b) by either IBP or Rawhide Holdings if the merger is not completed by March 31, 2001. However, the party seeking to terminate for this reason must not be in breach of its obligations under the merger agreement in any material respect;

            (c) by either IBP or Rawhide Holdings if completion of the merger is illegal or prohibited;

            (d) by Rawhide Holdings if the board of directors withdraws, modifies or amends in a manner adverse to Rawhide Holdings their approval or recommendation of the merger or certain related matters, or if it recommends or endorses an alternative transaction, or if IBP fails to mail the proxy statement in a timely fashion or fails to include the recommendation of its board of directors in such proxy statement;

            (e) by IBP if the board of directors authorizes it to enter into another transaction that is superior to the merger in the manner set out in the merger agreement and IBP pays Rawhide Holdings the $59 million termination fee described below. However, IBP can only terminate the merger agreement in these circumstances if it has notified Rawhide Holdings of the material terms of the alternative transaction at least three business days prior to entering into such transaction and permitted Rawhide Holdings to make a new offer during such period which shall be considered by the special committee of the board of directors in good faith; and

            (f) by either IBP or Rawhide Holdings if IBP's shareholders do not approve the merger agreement and the merger.

      If the merger agreement terminates, it will become void. However, termination will not affect the rights of either party against the other for breach of the merger agreement. Also, certain obligations survive termination of the agreement, including the obligation to pay the fees described under "Termination Fees" below and certain confidentiality obligations.

TERMINATION FEES

      IBP has agreed to pay Rawhide Holdings $59 million in cash if the merger agreement is terminated by IBP or Rawhide Holdings for the reasons described in
(d) or (e) above.

      IBP must also pay Rawhide Holdings $59 million in cash if all of the following events occur:

      - the merger agreement is terminated by either IBP or Rawhide Holdings because IBP's shareholders do not approve the merger at the special meeting or the merger is not completed by March 31, 2001;

      - at the time of such termination or the special meeting, as the case may be, there is an alternative transaction proposal outstanding from a third party which is superior to the merger; and

      - within 6 months of the termination of the merger agreement, IBP enters into the alternative transaction or another transaction that is superior to such alternative transaction.

EXPENSES

      Upon termination of the merger agreement for the reasons described in (d),
(e) or (f) above, IBP shall reimburse Rawhide Holdings and its affiliates for all of their out-of-pocket fees and expenses incurred by them, up to a maximum reimbursement amount of $7.5 million.

      Except as described above, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring those costs or expenses.

AMENDMENTS; WAIVERS

      Any provision of the merger agreement may be amended or waived before the merger becomes effective. After approval of the merger agreement by IBP shareholders, no amendment or waiver (including of any condition of the merger) can be made that alters the consideration to be received for IBP common stock or that would adversely affect the rights of IBP shareholders, without their further approval. In addition, IBP cannot waive the condition to the merger that the merger agreement and the merger be approved by IBP stockholders as described under "Conditions-Additional Closing Conditions for IBP's Benefit" above, unless it gives at least 10 business days' notice to IBP stockholders of its intention to waive such condition.

                              THE VOTING AGREEMENT

      On October 1, 2000, Rawhide Holdings and Rawhide Acquisition entered into a voting agreement with ADM, Booth Creek and Jeffrey J. Joyce. The following is a summary of the material provisions of the voting agreement. Because it is a summary, it does not include all of the information that is included in the voting agreement. The text of the voting agreement, which is attached as Appendix B to this proxy statement, is incorporated into this section by reference. You should read the voting agreement carefully in its entirety.

SCOPE OR AGREEMENT

      The voting agreement relates to 3,644,923 shares of IBP common stock owned by Booth Creek, 643,030 shares owned by Mr. Joyce and 12,951,400 owned by ADM.

TRANSFER OF SHARES

      During the period covered by the voting agreement, ADM, Booth Creek and Mr. Joyce have each agreed that, in the event of any transfer of their IBP shares, they will require the transferee of such shares to execute and deliver to Rawhide Holdings and Rawhide Acquisition an agreement identical in form to the voting agreement. Subject to the preceding sentence, ADM, Booth Creek and Mr. Joyce are free to transfer their IBP shares as they deem appropriate.

VOTING; PROXY

      ADM, Booth Creek and Mr. Joyce have agreed to vote their IBP shares to approve the merger proposal. This obligation relates to any shareholder meetings or adjournments or actions by written consent when the merger proposal is voted on. They have also agreed that for the period covered by the voting agreement they will not vote their IBP shares in favor of any other merger, consolidation, sale of assets, reorganization, recapitalization, liquidation or winding up, or any other extraordinary transaction. They have also agreed not to vote their IBP shares in favor of any action that would either frustrate the purpose of or prevent or delay completion of the transactions contemplated by the merger agreement. They have irrevocably agreed to appoint Rawhide Holdings as their proxy to vote their IBP shares in this manner.

NO SOLICITATION; NO EXERCISE OF DISSENTERS' RIGHTS

      ADM, Booth Creek and Mr. Joyce have agreed that they will not during the period covered by the agreement:

      - take any action to solicit, initiate or encourage an alternative acquisition transaction;

      - engage in negotiations or discussions with or disclose any non-public information relating to IBP or any of its subsidiaries to any potential bidder;

      - provide access to the properties, books or records of IBP or any of its subsidiaries; or

      -     otherwise assist, facilitate or encourage any potential bidder.

      In addition, they have agreed not to exercise any rights to dissent or appraisal with respect to their IBP shares and the merger.

TERMINATION

      The voting agreement will terminate at the time the merger becomes effective, the date of any substantive amendment to the merger agreement which has not been approved in writing by ADM, Booth Creek and Mr. Joyce or when the merger agreement is terminated, whichever happens earlier.

                     MANAGEMENT OF IBP FOLLOWING THE MERGER

BOARD OF DIRECTORS

            It is contemplated that immediately prior to the merger the Board of Directors of Rawhide Holdings will consist of nine members, including Messrs. Peterson and Bond. The remaining directors of Rawhide Holdings will include five individuals to be designated by DLJMB, one individual to be designated by Booth Creek, and one individual to be designated by ADM. The Board of Directors of Rawhide Acquisition will be identical to that of Rawhide Holdings. Rawhide Acquisition's directors immediately before the merger will become the surviving company's directors after the merger.

EXECUTIVE OFFICERS

            Pursuant to the merger agreement, the executive officers of IBP at the effective time of the merger will be the executive officers of the surviving company. For additional information regarding the executive officers of IBP, see "Current Management of IBP."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

            As of November 17, 2000, to the knowledge of IBP, no person beneficially owned 5% or more of any class of the outstanding voting securities of IBP, except as follows:


                                                          AMOUNT AND
                                                          NATURE OF
                      NAME AND ADDRESS OF                 BENEFICIAL    PERCENT
TITLE OF CLASS        BENEFICIAL OWNER                    OWNERSHIP     OF CLASS
--------------        -------------------                 ----------    --------

Common Stock......   Archer-Daniels-Midland Company      12,951,400(l)     12.3%
                     ("ADM")
                     4666 Faries Parkway
                     Decatur, IL 62526
Common Stock......   Brandes Investment Partners, L.P.    9,633,297(2)      9.1%
                     12750 High Bluff Drive
                     San Diego, CA 92130
Common Stock......   Smithfield Foods, Inc.               6,714,341(3)      6.4%
                     200 Commerce Street
                     Smithfield, VA 23430


---------------------

(1) ADM has shared investment power over 12,951,400 shares, and shared voting power over 12,951,400 shares, according to its Schedule 13D dated October 3, 2000, and filed with the Securities and Exchange Commission.

(2) Brandes Investment Partners, L.P.; Brandes Investment Partners Inc.; Brandes Holdings, L.P.; Charles H. Brandes; Glenn R. Carlson; and Jeffrey A. Busby have shared investment power over 9,633,297 shares, and shared voting power over 9,633,297 shares, according to the Schedule 13D dated October 27, 2000, and filed with the Securities and Exchange Commission.

(3) Smithfield Foods, Inc. has sole investment power over 6,714,341 shares, sole voting power over 6,714,341 shares, and shared voting power over 250,000 shares, according to the Amendment No. 1 to Schedule 13D dated November 17, 2000, and filed with the Securities and Exchange Commission.

SECURITY OWNERSHIP OF MANAGEMENT

            The following table sets forth, as of November 17, 2000, beneficial ownership of IBP common stock, the sole class of IBP stock, for each director of IBP, and for each executive officer, and for all directors and executive officers of IBP as a group. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to the common stock shown as beneficially owned by them.

                                                         NUMBER OF
                                                          SHARES
                                                        AND NATURE
                                                            OF          PERCENT
                                                        BENEFICIAL         OF
NAME OR BENEFICIAL OWNER - POSITION WITH IBP            OWNERSHIP(1)     CLASS
--------------------------------------------            ------------    -------

Richard L. Bond-- Director and Executive Officer.....     117,010         *(2)
John S. Chalsty-- Director...........................       7,400         *
R. Randolph Devening-- Executive Officer.............           0         *
Wendy L. Gramm-- Director............................       4,900         *
Craig J. Hart-- Executive Officer....................      26,339         *
John J. Jacobson, Jr.-- Director.....................      12,600         *
Eugene D. Leman-- Director and Executive Officer.....     159,417         *
Martin A. Massengale-- Director......................       2,375         *
Robert L. Peterson-- Director and Executive Officer..     743,002         *
Michael L. Sanem-- Director..........................      60,600         *
Larry Shipley-- Executive Officer....................      67,524         *
Jo Ann R. Smith-- Director...........................       6,500         *
All Directors and Executive Officers As a               1,207,667        1.1%
   Group (12 Persons)................................


---------------------------
(1) This number includes stock options granted pursuant to the IBP 1987 Stock Option Plan, the IBP 1993 Stock Option Plan, the 1996 Stock Option Plan and the IBP Directors Stock Option Plan, and which are exercisable as of October 1, 2000, or within 60 days thereafter: Mr. Bond 108,660; Mr. Chalsty 4,900; Dr. Gramm 4,900; Mr. Hart 20,522; Mr.
      Jacobson 600; Mr. Leman 88,200; Dr. Massengale 1,300; Mr. Peterson 276,000; Mr. Sanem 600; Mr. Shipley 45,004; and Ms. Smith 2,700.

(2)   Less than 1% of IBP's common stock.

                           RAWHIDE ENTITIES AND DLJMB

RAWHIDE ENTITIES

            Rawhide Holdings, a Delaware corporation, was organized for purposes of acting as a holding company of IBP after completion of the merger. Rawhide Acquisition, also a Delaware Corporation, was organized for the sole purpose of completing the merger. Neither Rawhide Holdings nor Rawhide Acquisition has carried on any activities to date other than those incident to their formation and completion of the merger. All of the outstanding capital stock of Rawhide Acquisition is owned by Rawhide Holdings. All of Rawhide Holdings' voting securities are now owned by DLJ Merchant Banking Partners III, L.P. ("DLJMB III"), a Delaware limited partnership, and subsequently will be held by ADM, Booth Creek, Messrs. Joyce, Peterson and Bond, certain members of IBP management and certain DLJMB funds, which, in addition to DLJMB III, will include: DLJ Offshore Partners III, C.V., a Netherlands Antilles limited partnership ("Offshore III"), DLJMB Funding III, Inc., a Delaware corporation ("Funding III") and DLJ ESC II, L.P., a Delaware limited partnership ("ESC II").

DLJMB III

            DLJMB III is a Delaware limited partnership which makes investments for long term appreciation. DLJ Merchant Banking III, L.P., a Delaware limited partnership ("MBIII LP"), is the Associate General Partner of Partners III. DLJ Merchant Banking III, Inc., a Delaware corporation ("MBIII Inc."), is the Managing General Partner of DLJMB III. MBIII LP and MBIII Inc. make all of the investment decisions on behalf of DLJMB III.

OFFSHORE III

            Offshore III is a Netherlands Antilles limited partnership which makes investments for long term appreciation. MBIII LP is the Associate General Partner of Offshore III. MBIII Inc. is the Advisory General Partner of Offshore III. MBIII LP and MBIII Inc. make all of the investment decisions on behalf of Offshore III.

MBIII LP

            MBIII LP is a Delaware limited liability company and is a registered investment adviser. As the Associate General Partner of DLJMB III and Offshore III, MBIII LP, in conjunction with MBIII Inc., participates in investment decisions made on behalf of these entities. MBIII Inc. is the managing member of MBIII LP.

MBIII INC.

            MBIII Inc. is a Delaware corporation and is a registered investment adviser. As the Managing General Partner of DLJMB III, and the Advisory General Partner of Offshore III, MBIII Inc. is responsible for the day to day management of these entities and, in conjunction with MBIII LP, participates in investment decisions made on behalf of these entities. MBIII Inc. is a wholly owned subsidiary of DLJ Capital Investors, Inc., a Delaware corporation ("DLJCI").

ESC II

            ESC II is a Delaware limited partnership and "employee securities company" as defined in the Investment Company Act of 1940, as amended. DLJ LBO Plans Management Corporation, a Delaware corporation ("LBO"), as the Managing General Partner of ESC II, makes all of the investment decisions on behalf of ESC II.

LBO

            LBO is a Delaware corporation and a registered investment advisor. LBO is a wholly owned subsidiary of DLJCI. As the Managing General Partner of ESC II, LBO is responsible for the day-to-day management of ESC II.

FUNDING III

            Funding III is a Delaware corporation which makes investments for long term appreciation generally side-by-side with DLJMB III. Funding III is a wholly owned subsidiary of DLJCI.

DLJCI

            DLJCI is a Delaware corporation and is a holding company. DLJCI is a wholly owned subsidiary of Credit Suisse First Boston (USA), Inc., a Delaware corporation ("CSFB-USA").

CSFB-USA

            As of November 3, 2000, CSFB-USA, formerly known as Donaldson, Lufkin & Jenrette, Inc., became a wholly owned subsidiary of Credit Suisse First Boston, Inc., a Delaware corporation ("CSFBI"). CSFB-USA directly owns all of the capital stock of DLJCI. CSFB-USA, acting on its own behalf or through its subsidiaries, is a registered broker/dealer and registered investment advisor engaged in investment banking, institutional trading and research, investment management and financial and correspondent brokerage services.

CREDIT SUISSE GROUP

            Credit Suisse Group ("CSG") is a corporation formed under the laws of Switzerland. The principal business of CSG is acting as a holding company for a global financial services group with five distinct specialized business units that are independently operated. CSG and its consolidated subsidiaries are comprised of (a) the Credit Suisse First Boston business unit that engages in corporate and investment banking, trading (equity, fixed income and foreign exchange), private equity investment and derivatives businesses on a worldwide basis, (b) the Credit Suisse Asset Management business unit that provides asset management and investment advisory services to institutional investors worldwide, (c) the Credit Suisse Private Banking business unit that engages in the global private banking business, (d) the Credit Suisse business unit that engages in the Swiss domestic banking business and (e) the Winterthur business unit that engages in the global insurance business.

            CSFBI is a majority owned subsidiary of Credit Suisse First Boston, a Swiss bank (the "Bank"). CSG is the ultimate parent company of the Bank and CSFBI.

ADDRESSES OF DLJMB RELATED ENTITIES

            The address of the principal business and office of each of DLJMB III, Offshore III, Funding III, MBIII LP, MBIII Inc., ESC II, LBO and DLJCI and CSFB-USA is 277 Park Avenue, New York, New York 10172.

            The address of the principal business and office of CSG is Paradeplats 1, Postfach 8, CH-8070, Zurich, Switzerland. The address of the Bank's registered head office is Uetlibergstrasse 231, PO Box 900, CH-8045 Zurich, Switzerland. The address of the principal business and office of CSFBI is Eleven Madison Avenue, New York, New York 10010.

PREVIOUS CONVICTIONS OR CIVIL PROCEEDINGS

            During the past two years, none of the above-named DLJMB related parties (the "DLJMB Related Entities"), and none of their respective executive officers or directors has been (1) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS; COMMON STOCK OWNERSHIP

            During the past five years, the DLJMB Related Entities have not had any negotiations, transactions or material contacts with IBP or any of its subsidiaries concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of IBP's securities, election of IBP's directors or sale of other transfer of a material amount of the assets of IBP other than those previously described with respect to DLJMB, Rawhide Holdings and Rawhide Acquisition and other than commercial or investment banking transactions in the ordinary course of business. Other than as a result of the voting agreement, or pursuant to brokerage, investment advisory or investment activities of the DLJMB Related Entities and their affiliates in the ordinary course of business, there have been no transactions in IBP common stock effected during the past 60 days by the DLJMB Related Entities or by any executive officer or director of any DLJMB Related Entity. The DLJMB Related Entities will incur no expenses in connection with the merger apart from those incurred by DLJMB, Rawhide Holdings and Rawhide Acquisition previously described.

            As a result of the voting agreement, each of the DLJMB Related Entities may be deemed to beneficially own the 17,239,353 shares of IBP common stock, representing approximately 16.33% of IBP common stock outstanding, that are subject to that agreement. Each of the DLJMB Related Entities disclaims ownership of such IBP common stock. In addition, in the ordinary course of their respective businesses, certain subsidiaries of CSFB-USA hold an aggregate of approximately 295,741 shares of IBP common stock, in each case in investment advisory, proprietary trading and brokerage accounts. Except as previously described, the DLJMB Related Entities have no interest in IBP securities or contracts, arrangements or understandings with respect thereto.

RAWHIDE HOLDINGS AND RAWHIDE ACQUISITION

            The names of the directors and the names and titles of the executive officers of Rawhide Holdings and of Rawhide Acquisition as of the date of this proxy statement, and their principal occupations, are set forth below. Neither any of these persons, Rawhide Holdings nor Rawhide Acquisition has been (1) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, United States federal or state securities laws or a finding of any violation with respect to such laws. Each of the directors or executive officers of Rawhide Holdings and Rawhide Acquisition is a citizen of the United States of America, and has his principal business address is 277 Park Avenue, New York, New York 10172.


NAME                                PRESENT PRINCIPAL OCCUPATION
----                                ----------------------------
Ari Benacerraf......  Director, President and Treasurer, Rawhide Holdings;
                      Director, President and Treasurer, Rawhide Acquisition; Principal, DLJ Merchant Banking III, Inc. Mr. Benacerraf joined DLJ in 1995.
OhSang Kwon.........  Director, Vice President and Secretary, Rawhide Holdings;
                      Director, Vice President and Secretary, Rawhide Acquisition; Vice President, DLJ Merchant Banking III, Inc. Mr. Kwon joined DLJ in 1997. From 1995 to 1997, Mr. Kwon was an associate with the law firm Davis, Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017.


            The principal offices of Rawhide Holdings, Rawhide Acquisition and DLJMB are located at 277 Park Avenue, New York, New York 10172. Their telephone number is (212) 892-3000.

            Neither Rawhide Holdings nor Rawhide Acquisition has any operations, other than those incident to their formation and completion of the merger, or owns any real property. Except for those actions described under "Special Factors--Shareholder Lawsuits Challenging the Merger", there are no pending legal proceedings to which Rawhide Holdings or Rawhide Acquisition is a party or which relate to their respective property.

FEES

            Donaldson, Lufkin & Jenrette Securities Corporation, an affiliate of CSPB-USA, is expected to receive a fee of $15.0 million in cash from Rawhide Holdings upon completion of the merger related to merger and acquisition advisory work performed for Rawhide Holdings and DLJMB. In addition, affiliates of Donaldson, Lufkin & Jenrette Securities Corporation are expected to receive customary placement fees in connection with the financing of the merger, which are expected to be approximately $69.0 million.

                         ARCHER-DANIELS-MIDLAND COMPANY

ARCHER-DANIELS-MIDLAND COMPANY

            Archer-Daniels-Midland Company, or ADM, a Delaware corporation, is engaged in the business of procuring, transporting, storing, processing and merchandising agricultural commodities and products. The address of the principal business office for ADM is 4666 Faries Parkway, Box 1470, Decatur, Illinois 62525. The business telephone number for ADM is 217-424-5200.

PREVIOUS CONVICTIONS OR CIVIL PROCEEDINGS

            During the past five years, except as set forth below, ADM has not been (1) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. On October 15, 1996, ADM pled guilty to a two count information in the Northern District of Illinois pursuant to an agreement with the Department of Justice. This information states that ADM engaged in anticompetitive conduct in connection with the sale of lysine and citric acid. In connection with its agreement ADM paid the United States a fine of $70 million with respect to lysine and $30 million with respect to citric acid. On May 27, 1998, ADM pled guilty to a three count indictment in the Federal Court of Canada pursuant to an agreement with Director of Investigation and Research and the Attorney General of Canada. The indictment alleged that ADM engaged in anticompetitive conduct in connection with lysine and citric acid. ADM paid a fine of $16 million (Canadian Dollars).

PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS; COMMON STOCK OWNERSHIP

            During the past five years ADM has not had any negotiations, transactions or material contacts with IBP or any of its subsidiaries concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of the subject company's securities, election of IBP's directors or sale or other transfer of a material amount of the assets of IBP other than those previously described. There have been no transactions in IBP common stock effected by ADM, or by any of ADM's executive officers or directors, during the past 60 days. ADM beneficially owns 12,951,400 shares of IBP common stock, representing approximately 12.27% of the IBP common stock outstanding.

ADM DIRECTORS AND EXECUTIVE OFFICERS

            The names of the directors and the names and titles of the executive officers of ADM as of the date of this proxy statement, and their principal occupations, are set forth below. All of the persons named below have been executive officers of their respective companies or employed as otherwise specified below for at least the last five years. Except as set forth below, each of the directors or executive officers of ADM is a citizen of the United States of America, and has a principal business address of 4666 Faries Parkway, Box 1470, Decatur, Illinois 62525. None of these persons has been (1) convicted in a criminal proceeding during the last five years




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


(excluding traffic violations or similar misdemeanors) or (2) a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

                       PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
NAME                   FOR LAST FIVE YEARS
----                   --------------------------------------------

D. O. Andreas........  Chairman Emeritus of the Board of ADM.

G. Allen Andreas.....  Chairman of the Board of Directors from January 1999.
                       Chief Executive Officer from July 1997. President from July 1997 to February 1999. Counsel to the Executive Committee from September 1994 to July 1997. Vice President from 1988 to July 1997.

John R. Block........  Member of the Board of ADM.  President, Food
                       Distributors International (a trade association whose members are independent wholesale grocers and food service distributors). Business address: 201 Park Washington Court, Falls Church, VA 22046

Richard Burt.........  Member of the Board of ADM.  Chairman of IEP Advisors,
                       LLP (a direct investment and advisory services organization). Mr. Burt is also the Chairman of Weirton Steel Corporation. Until 1994, Mr. Burt was a partner with McKinsey & Company, specializing in international business strategy and telecommunications, at which time he became Chairman of International Equity Partners, a Washington consulting firm, and later in 1998 formed IEP Advisors, LLP of which he serves as Chairman. Business address: 1101 Connecticut Ave., N.W, Suite 804, Washington, D.C. 20036.

Mollie Hale Carter...  Member of the Board of ADM.  Chairman, Sunflower Bank
                       and Vice President, Star A, Inc. (a farming and ranching operation). Ms. Carter was a Senior Investment Officer for the John Hancock Mutual Life Insurance Company from 1987 until 1997 at which time she became Chairman of Sunflower Bank in Salina, Kansas and Vice President of Star A, Inc. Business address: 2090 S. Ohio, Salina, KS 67401.

G. O. Coan...........  Member of the Board of ADM.  Chief Executive Officer of
                       Gold Kist Inc. (a farmer-owned cooperative). Business address: PO. Box 2210, Atlanta, GA 30301.

Herman de Boon.......  Member of the Board of ADM.  Chief Executive Officer of
                       Royal Cebeco Group (an international agri-food cooperative). Business address: CEBECO Handelsraad, 31 Blaak, Rotterdam, Netherlands 3000. Mr. de Boon is a citizen of the Netherlands.

F. Ross Johnson......  Member of the Board of ADM.  Chairman of RJM Group, Inc.
                       (an international management and advisory organization). Business address: 200 Galleria Parkway, Suite 970, Atlanta, GA 30339. Mr. Johnson is a citizen of Canada.

                       PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
NAME                   FOR LAST FIVE YEARS
----                   --------------------------------------------

D. J. Mimran.........  Member of the Board of ADM.  Chief Executive Officer of
                       Groupe Mimran and President of Eurafrique, Sometra and Cavpa (international grain trading companies). Mr. Mimran is a citizen of France.

M. Brian Mulroney....  Member of the Board of ADM.  Senior Partner in the law
                       firm of Ogilvy Renault. Business address: 1981 Avenue McGill College, Suite 1100, Montreal, Quebec, Canada H3A 3Cl. Mr. Mulroney is a citizen of Canada.

Robert S. Strauss....  Member of the Board of ADM.  Partner in the law firm of
                       Akin, Gump, Strauss, Hauer & Feld.  Business address:
                       1333 New Hampshire Ave., N.W, Washington, D.C. 20036.

J. K. Vanier.........  Member of the Board of ADM.  Chief Executive Officer,
                       Western Star Ag. Resources, Inc. (investments and livestock). Business address: Box 58, Salina, KS 67401.

O. G. Webb...........  Member of the Board of ADM.  Farmer.  Former Chairman of
                       the Board and President, GROWMARY, Inc. (a farmer-owned cooperative). Business address: P.O. Box 2500, Bloomington, IL 61702.

Andrew Young.........  Member of the Board of ADM.  Chairman of GoodWorks
                       International (a specialty consulting group).
                       Ambassador Young served as Vice Chairman of the Law Companies Group, an engineering and environmental consulting company, from January 1990 until 1996 when he retired from this position to serve as Co-Chairman of the Atlanta Committee for the Olympic Games. In January 1997, Ambassador Young was appointed as Co-Chairman of GoodWorks International and in 1998 was appointed Chairman of that company. Business address: 303 Peachtree St., N.E., Suite 4800, Atlanta, GA 30308.

Martin L. Andreas....  Senior Vice President from 1989.  Assistant to the Chief
                       Executive from 1989.

Charles P. Archer....  Treasurer from October 1992.

Maureen K. Ausura....  Vice President from June 2000.  Senior Vice President,
                       Human Resources, of Giant Eagle, Inc. (a supermarket operator) from 1996. Giant Eagle is located at 101 Kappa Dr., Pittsburgh, PA 15238. Various senior personnel positions with Campbell Soup Company (a food manufacturer) from 1984. Campbell Soup is located at Campbell Place, Camden, NJ 08103-1799.

Lewis W. Batchelder..  Group Vice President from July 1997.  Senior Vice
                       President of ADM/Growmark. Various grain merchandising positions since 1971.

Howard E. Buoy.......  Group Vice President from January 1993.

William H. Camp......  Group Vice President and President, North American
                       Oilseed Processing Division from April 2000. Group Vice President and President, South American Oilseed Processing Division from March 1999 to April 2000. Vice President from April 1993 to March 1999.

Mark J. Cheviron.....  Vice President from July 1997.  Vice President of
                       Corporate Security and Administrative Services since May 1997. Director of Security since 1980.

Larry L. Cunningham..  Senior Vice President from February 2000.  Consultant for ADM from October 1999 to February 2000. Group Vice President and President of ADM Corn Processing Division from October 1996 to October 1999. President of ADM Food Additives Division from October 1998 to October 1999. Vice President from July 1993 to October 1996.

Anthony P. Delio.....  Vice President from May 2000.  President of ADM Protein
                       Specialties Division from October 1999. President of ADM Nutraceutical Division from May 1999. Various senior product development positions with Mars, Inc (a candy maker) from 1980. Mars is located at 6885 Elm St., McLean, VA 22101.

Dennis C. Garceau....  Vice President from April 1999.  President of ADM
                       Technical Services Department. Various senior engineering positions from 1969.

Craig L. Hamlin......  Senior Vice President from June 2000.  Group Vice
                       President from October 1994 to June 2000. President of ADM Milling from 1989.

Edward A. Harjehausen  President of ADM Corn Processing Division from July
                       2000. President of ADM BioProducts and Food Additives From October 1999 to July 2000. Vice President from October 1992.

Burnell D. Kraft.....  Senior Vice President from July 1997.  Group Vice
                       President from January 1993 to July 1997. President of ADM/Growmark, ADM/Countrymark and Tabor Grain Co.

Paul L. Krug, Jr.....  Vice President from 1991 and President of ADM Investor
                       Services.

John E. Long.........  Vice President from July 1996.  President of ADM
                       Research Division from 1992 to March 2000. Various senior research positions from 1975.

Michael Lusk.........  Vice President from November 1999 Senior Vice President with International Risk Management Group, an insurance broker, from 1989. International Risk Management is located at Metro Park, 99 Wood Avenue South, Iselin, NJ, 08830-4114.

John D. McNamara.....  President from February 1999.  Group Vice President and
                       President of North American Oilseed Processing Division from July 1997 to February 1999. President of ADM Agri-Industries since 1992. Mr. McNamara is a citizen of Canada.

                       PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
NAME                   FOR LAST FIVE YEARS
----                   --------------------------------------------

Steven R. Mills......  Vice President from February 2000.  Controller from
                       October 1994.

Stephen W. Minder....  Corporate Compliance Officer from July 1997.  Various senior internal audit positions since 1990.

Paul B. Mulhollem....  Senior Vice President from October 1999.  Group Vice
                       President from July 1997 to October 1999. Vice President from January 1996 to July 1997. Managing Director of ADM International, Ltd., from 1993.

Brian E. Peterson....  Group Vice President and Managing Director of ADM
                       International, Ltd., from October 1999. Vice President from January 1996 to October 1999. President of ADM Protein Specialties Division from February 1999 to October 1999. President of ADM BioProducts Division from 1995 to October 1999.

Raymond V. Preiksaitis Group Vice President from July 1997.  Vice President--
                       Management Information Systems from 1988 to July 1997.

John G. Reed.........  Vice President from 1982.

Richard R. Reising...  Senior Vice President from July 1997.  Vice President,
                       Secretary and General Counsel from 1991 to 1997.

John D. Rice.........  Senior Vice President from February 2000.  Group Vice
                       President and President, North American Oilseed Processing Division from February 1999 to February 2000. Vice President from 1993 to 1999. President of ADM Food Oils Division from December 1996 to February 2000.

Kenneth A. Robinson..  Vice President from January 1996.  Vice President of ADM
                       Processing Division from 1985.

Douglas J. Schmalz...  Vice President and Chief Financial Officer from 1986.

David J. Smith.......  Vice President, Secretary and General Counsel from July
                       1997. Assistant General Counsel from 1995 to 1997. Assistant Secretary from 1988 to 1997. Member of the Law Department since 1981.

Stephen H. Yu........  Vice President from January 1996.  Managing Director of
                       ADM Asia-Pacific, Ltd., from 1993.

                        BOOTH CREEK AND JEFFREY J. JOYCE

BOOTH CREEK PARTNERS LIMITED III, LLLP

            Booth Creek Partners Limited III, LLLP, or Booth Creek, is a Colorado limited liability limited partnership. Booth Creek was organized for the purpose of holding shares in Corporate Brand Foods America, Inc., or CBFA, which was acquired by IBP in February 2000. George N. Gillett Jr. and his wife, Rose Gillett, are the general partners of Booth Creek Partners Limited III, LLLP. Mr. Gillett's four sons are the limited partners of Booth Creek. Mr. Gillett is sole owner of Booth Creek Management Corporation, an investment management company, and is its Chief Executive Officer and sole director. The address of the principal business and office of Booth Creek, Mr. Gillett and Mrs. Gillett is 1000 South Frontage Road, West, Suite 100, Vail, Colorado 81657.

JEFFREY J. JOYCE

            Jeffrey J. Joyce has served as Executive Vice President of Booth Creek Management Corporation and several of its affiliates since 1994. The business address of Mr. Joyce is 1950 Spectrum Circle, Suite 400, Marietta, Georgia 30067.

PREVIOUS CONVICTIONS OR CIVIL PROCEEDINGS

            During the past five years, none of Booth Creek, Mr. Gillett, Mrs. Gillett or Mr. Joyce has been (1) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS; COMMON STOCK OWNERSHIP

            In January 1999, Corporate Brand Foods America, Inc., or CBFA, began discussions with IBP and other meat suppliers in connection with a proposal to create a strategic alliance for purchasing raw materials. In August 1999, IBP initiated discussions with CBFA which resulted in the acquisition of CBFA by IBP on February 7, 2000. As a result of this transaction in exchange for their respective equity interests in CBFA, Booth Creek received 3,644,923 shares of IBP common stock and Mr. Joyce received 643,030 shares. Both Mr. Gillett, in his capacity as then-Chairman of the Board of CBFA, and Mr. Joyce, in his capacity as then-President of CBFA, participated in the negotiation of this transaction.

            Except as previously described, during the past five years Booth Creek, Mr. Gillett, Mrs. Gillett and Mr. Joyce have not had any negotiations, transactions or material contacts with IBP or any of its subsidiaries concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of IBP's securities, election of IBP's directors or sale or other transfer of a material amount of assets of IBP other than those previously described and other than commercial transactions in the ordinary course of business. There have been no transactions in IBP common stock effected during the past 60 days by any of Booth Creek, Mr. Gillett, Mrs. Gillett or Mr. Joyce.

            Booth Creek beneficially owns 3,644,923 shares of IBP common stock, representing approximately 3.45% of IBP common stock outstanding. As general partners of Booth Creek, Mr. and Mrs. Gillett may be deemed to beneficially own the IBP common stock held by Booth Creek. Mr. Joyce beneficially owns 643,030 shares of IBP common stock, representing approximately 0.61% of IBP common stock outstanding. Except as previously described, Booth Creek, Mr. Gillett, Mrs. Gillett or Mr. Joyce have no interest in IBP securities or contracts, arrangements or understandings with respect thereto.

FEES

      As compensation for advisory services performed by Booth Creek in connection with the exploration of strategic alternatives for improving IBP's stock price and the development of the merger proposal, see "Special Factors--Background of the Merger", Booth Creek is expected to receive a fee of $3,750,000 in cash from Rawhide Holdings upon completion of the merger.














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